UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 24, 2012
MERITOR, INC.
(Exact name of registrant as specified in its charter)

Indiana	1-15983	38-3354643
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File No.)	Identification No.)

2135 West Maple Road
Troy, Michigan
(Address of principal executive offices)
48084-7186
(Zip code)
Registrant’s telephone number, including area code: (248) 435-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
On September 24, 2012, certain subsidiaries of Meritor, Inc. (“Meritor”), Meritor Aftermarket USA, LLC (formerly known as ArvinMeritor Mascot, LLC) , Meritor Heavy Vehicle Braking Systems (U.S.A), LLC (formerly known as Meritor Heavy Vehicle Braking Systems (USA), Inc.), and Meritor Heavy Vehicle Systems, LLC (the “Originators”), entered into an amendment (the “Amendment”) effective as of September 28, 2012 to the Receivables Purchase Agreement dated as of October 29, 2010, as amended (as so amended, the “Receivables Purchase Agreement), with an affiliate of Nordea Bank AB known as Viking Asset Purchaser No 7 IC, an incorporated cell of Viking Global Finance ICC, an incorporated cell company incorporated under the laws of Jersey, as purchaser (“Viking”), and Citicorp Trustee Company Limited, as programme trustee. The Amendment increased the maximum amount of receivables that the Originators are able to sell to Viking from 60 million Euro to 65 million Euro of eligible Volvo Group receivables outstanding at any time and extended the termination date from October 29, 2012 to October 29, 2013. Except as so revised, the Receivables Purchase Agreement did not change from that described in Meritor's Current Reports on Form 8-K filed on November 2, 2010, June 29, 2011 and September 28, 2011.

The Receivables Purchase Agreement is intended to effect an absolute transfer of the relevant receivables, and contains representations, warranties and covenants typical for such a transaction. It is also cross-defaulted to Meritor's senior secured credit facility, and contains other customary events of default. For a further description of the covenants set forth in Meritor's senior secured credit facility, please see Note 17 of the Notes to Consolidated Financial Statements and the discussion under the heading “Liquidity” in Item 2. “Management's Discussion and Analysis of Financial Condition and Results of Operations” in Meritor's report on Form 10-Q for the quarter ended July 1, 2012.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERITOR, INC.

By:	/s/ Vernon G. Baker, II
Vernon G. Baker, II
Senior Vice President and General Counsel

Date: September 25, 2012